The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on April 29, 2010.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; Our ability to generate operating cash flow and access capital has been, and may continue to be, adversely affected by the global recessionary economic conditions and adverse developments in the capital markets; The failure of most of our Taberna securitization financings to meet their performance tests, including over-collateralization requirements, has reduced, and may continue to reduce, our net income and cash flow generated by these securitizations, may trigger certain termination provisions in the related collateral management agreements under which we manage these securitizations and has caused an event of default under most of these securitizations and may cause an event of default under the remaining securitizations; If our securitizations secured primarily by commercial real estate loans were to fail to meet their performance tests, including over-collateralization requirements, our net income and cash flow would be materially reduced; If a collateral management agreement is terminated or if the securities serving as collateral for a securitization are prepaid or go into default, the collateral management fees will be reduced or eliminated; Our investments in securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these securitizations; Adverse market trends relating to the loans and real estate securities collateralizing our securitizations have reduced, and are expected to continue to reduce, the value of our retained interests in these securitizations; Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; Our reliance on significant amounts of debt to finance investments may subject us to an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing; We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods; We operate in a highly competitive market which may harm our business, financial condition, liquidity and results of operations; Loss of our management team or the ability to attract and retain key employees could harm our business; We are subject to litigation and IRS examinations and the adverse resolution of these matters could have a material adverse effect on our financial condition and results of operations; We may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business; Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to increase, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions; If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected; We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments; We cannot predict the effect on us that government policies and plans adopted in response to global recessionary economic conditions and adverse developments in the credit markets will have; Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations; A portion of our assets and liabilities are recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments; When we acquire properties through the foreclosure of commercial real estate loans, we may recognize losses if the fair value of the property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan; The fair value of our assets that we record at their fair value under the fair value option has declined, and may continue to decline, substantially, which has had, and may continue to have, an adverse effect on our financial statements; We may fail to qualify as a REIT, and such failure to qualify would have significant adverse consequences on the value of our common shares; Loss of our Investment Company Act exemption would affect us adversely; Our failure to maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP & Director of Corporate Communications

Scott Schaeffer

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

Gabe Poggi

FBR Capital Markets — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2010 RAIT Financial Trust Earnings Conference Call. My name is Kristy and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to hand this call over to your host for today, Mr. Andres Viroslav, Vice President/Director of Corporate Communications. Sir, please proceed.

Andres Viroslav - RAIT Financial Trust — VP & Director of Corporate Communications

Thank you, Kristy, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s first quarter 2010 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer; and Jack Salmon, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically, beginning at approximately 1 p.m. Eastern Time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 93479995. Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K, available at RAIT’s website, www.raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law.

Now I’d like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you very much, Andres, and thank all of you for joining us this morning as we present RAIT’s first quarter 2010 results. RAIT generated $0.41 per share in GAAP earnings for the quarter, our second consecutive quarter of positive earnings. Jack will detail the financial results for our quarter shortly.

RAIT’s progress continues as we further adapt our business to the current market environment while taking the necessary steps to return to our core competency, commercial real estate lending. The success of this strategy, for us as for others, is in our ability to access capital for lending. We are currently pursuing joint ventures and other strategies to enable this business to go forward. On a corporate level, I’m pleased with the progress we’ve made since the beginning of the year. During the first quarter, we continued the deleveraging process by exchanging $55 million of senior convertible notes at a discount for a combination of cash, equity, and new senior secured notes. These exchange transactions, which decreased recourse indebtedness, reduced interest costs and extended maturities, are a long-term positive for our shareholders. When analyzed together, the transactions were accretive to book value. We expect to continue the deleveraging process throughout 2010.

Subsequent to quarter-end, we announced the sale of our collateral management rights on eight unconsolidated Taberna securitizations to an affiliate of Fortress Investment Group for approximately $16.5 million. In addition, RAIT will realize ongoing cost savings resulting from a reduction in associated expenses. We continue to manage approximately $4.1 billion of assets after this transaction.

During the quarter, we took back six properties, which served as collateral for our loans. As a reminder, we chose this strategy because of our experience and capabilities to effectively manage the transition of these assets in order to create value for RAIT over time. We actively manage these properties through our in-house asset and property management team, which provides RAIT with flexibility as we consider various value-creating strategies. Our portfolio of directly held commercial real-estate assets totaled $796 million at March 31, 2010.

Before I turn the call over to Jack, I’d like to make some brief comments on our capabilities in the market. Today, RAIT has a commercial real-estate lending platform capable of sourcing, underwriting, closing, asset managing, and servicing loans for our account and for others. RAIT has committed revolving low-cost capital in its two commercial real-estate securitizations, which provide capital for RAIT to re-lend as repayments occur. RAIT is also actively pursuing new third-party sources of capital for investing. We continue to see opportunities to originate loans into the strengthening commercial real-estate market at wider spreads and lower leverage.

And with that, I’d like to turn the call over to Jack to go through our financial results. Jack?

Jack Salmon - RAIT Financial Trust — CFO

Thanks, Scott. The financial results and highlights for the quarter ended March 31 include the following — the $55 million reduction in our convertible debt outstanding compared to year-end 2009; GAAP earnings per share on a diluted basis from continuing operations of $31.2 million, or $0.41 per share, as compared to the fourth quarter 2009 earnings of $0.24 per share and a loss of $2.22 per share in the first quarter of 2009; and third, the quarter-over-quarter increases in rental income and fee and other income, which I’ll discuss briefly.

These results reflect our ongoing efforts to deleverage the balance sheet, to diversify our revenue generated from our core CRE lending and direct ownership of real estate, and to implement cost savings. I’ll now review some of the key trends.

Total revenue was $45.1 million, of which 39% was derived from net interest margin, 41% was derived from rental income, and 20% from fee and other income. Total revenue increased 4%, as compared to the fourth quarter of 2009. Rental income increases reflect quarter-over-quarter increases in occupancy of 3% in the multifamily, 1% in office, and 2% in retail owned assets. During the quarter, we converted four multifamily loans with an unpaid principal balance of $52 million into directly owned investments in real estate.

We also recorded a provision for loan losses of $17.3 million during the quarter, as compared to $61.6 million in the same quarter of 2009 and $22.5 million in the last quarter of 2009. A reference is made to the trend data included in our press release filed today. These improving trends reflect reduction in non-performing loans, from $177 million at March 31, 2009, to $133 million at March 31, 2010, which represents approximately 9% of the outstanding unpaid balance. Our allowance for loan losses of $76.8 million at March 31, 2010, represents approximately 58% of the non-performing loans balance totally outstanding.

On our debt portfolio, the fair-value mark-to-market adjustment was $16.4 million favorable, representing estimated improvements in the credit risk of the underlying assets and slight changes in the pricing of the related non-recourse debt and related interest rate hedges.

Now I’ll review our three primary investment portfolios.

Our first portfolio is our commercial real estate loan portfolio, in that 45% of our consolidated assets are included in that portfolio, which features long-term, match-funded, non-recourse financing. At quarter-end, we had $73 million of restricted cash in our two CRE securitizations, of which $34 million is dedicated for future funding commitments. The $39 million of net funding capacity, together with our expected loan repayments, will provide capital to fund new CRE loans in these transactions. During the first quarter, we saw an increase in loan repayments totaling $25 million, an encouraging sign of some liquidity returning to the CRE sector in our borrower universe.

Both of our CRE loan securitizations are meeting all of their interest coverage and overcollateralization tests as of the most recent payment cycle. The most stringent OC test was at 120% versus a trigger of 116% in CRE #1 and 115% versus a trigger of 112% in CRE #2. We continue to focus on monitoring and enhancing the performance of these structures.

Our second portfolio is our commercial real-estate owned portfolio. This has $796 million of assets, representing 26% of our consolidated assets. The owned portfolio asset categories include 67% multifamily assets, 26% in office, and 7% retail and other types of real estate. The owned assets generated rental income of $18.5 million, as compared to $15.6 million during the fourth quarter of 2009, a 19% increase quarter over quarter. Since we acquired most of these properties from distressed sponsors, we believe that many of the properties will need time before reaching a level of stabilized operations. We financed this portfolio through a combination of $98 million of debt provided by financial institutions and $688 million of debt provided by our CRE securitizations. The total weighted average cost of financing this portfolio is approximately 6%. We will continue to seek ways to upgrade operating performance, refinance the debt, and generate shareholder returns from this portfolio.

Our third investment portfolio is our debt securities portfolio. The majority of the debt securities portfolio, representing 21% of our consolidated assets, is comprised of TruPS and other debt securities owned by Taberna VIII and Taberna IX, our two remaining debt securitizations. There are $650 million of investments and related non-recourse debt financing, both of which are reported with a fair-value accounting method.

Now, as a reminder, RAIT holds all the equity, and some of the debt securities in these two debt securitizations. Currently, most of the quarterly cash flows are being applied to pay down the most senior rated debt tranches, and RAIT receives only the senior portion of our collateral management fees. Given the current credit performance of the underlying issuers, it is uncertain when the cash flows will be sufficient to pay other levels of the capital structure, including RAIT ventures.

I’d now like to comment briefly on major transactions and events that have occurred recently.

During March, we completed two private transactions for a total of $55 million of our senior convertible debt, which was in exchange for 3.2 million shares of common stock, $22 million of a new senior secured debt instrument, which is due in 2014, and $6.9 million of cash, equating to effective exchange ratios ranging from 56% to 66% of the par value of the convertible debt surrendered. These exchanges resulted in a gain on debt extinguishment of $18.4 million during the quarter. As of March 31, we have reduced the amount of convertible debt outstanding to $191 million, which will enable us to save $1.5 million of net annual interest expense going forward, compared to the run rate of interest expense at the end of 2009.

We continue to work with our commercial bank lenders to extend our secured line of credit facilities further into 2011 and beyond. Currently, we have $10.9 million of recourse debt due within one year and $372 million of total recourse debt outstanding, including the convertible debt. We recently refinanced an office building that had $17.5 million of recourse debt maturing in April 2010, with a $15 million amortizing first mortgage payable in April 2012. We believe that these steps provide a window of opportunity to reduce our other debt obligations over the next 18 months.

We will seek other sources of debt and equity capital as we continue to deleverage our balance sheet. Our total debt-to-equity ratio was 2.8 times at quarter-end, compared to a ratio of 6 times at March 31, 2009, leading to significant interest cost savings on an annual basis. As of March 31, 2010, we are in compliance with all of our debt covenants.

As of March 31, 2010, assets under management included $6.5 billion of collateral managed in unconsolidated debt securitization entities. The April 22 transaction with Fortress related to management contracts on $5.9 billion of assets under management. We received $2.7 million of collateral management fee income during — from these contracts during the first quarter. And we are in the process of transferring the day-to-day activities associated with managing these assets and reducing the related G&A costs. We will use the net proceeds, representing approximately 24 months of future fee income, to reinvest in our core CRE business, to reduce our debt, and for general corporate purposes.

As a REIT, we are required to make distributions of at least 90% of our annual REIT taxable income. For the first quarter, we are reporting an estimated REIT taxable loss of approximately $3 million. There can be no assurance that this estimate will be typical of the results expected for the full year.

The Board of Trustees has declared preferred dividends for the second quarter to be paid on June 30, 2010. As previously discussed, the Board will assess whether any common dividend is warranted once it can determine whether we will have REIT taxable income for the full year.

So as a result of achieving all of the above initiatives, we generated $0.41 of GAAP earnings per common share during the quarter, our second consecutive positive quarter of earnings. We are encouraged by these results. We expect to continue to reduce our debt exposures throughout 2010 so we can invest capital into new asset origination activities. To accomplish these objectives, we will continue to seek new sources of capital while reducing our indebtedness through exchanges, repayments, refinancing, asset sales, and other strategic action steps.

With that, I return the call back over to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you, Jack. Kristy, let’s open the call for questions at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions). Please stand by for your first question. And your first question comes from Mr. Gabe Poggi of FBR Capital Markets. Sir, please proceed.

Gabe Poggi - FBR Capital Markets — Analyst

Morning, guys.

Scott Schaeffer - RAIT Financial Trust — CEO

Hi, Gabe.

Gabe Poggi - FBR Capital Markets — Analyst

Couple questions. On the CRE portfolio, your two CDOs, the two REIT CDO not the Taberna, what’s the cash flow coming off of those right now? Do you have a free cash number coming from those two CDOs?

Jack Salmon - RAIT Financial Trust — CFO

Are you talking on an annualized basis, Gabe?

Gabe Poggi - FBR Capital Markets — Analyst

Yes, sure. Just, yes, ballpark annualized. Annualized as of 1Q.

Jack Salmon - RAIT Financial Trust — CFO

Yes, well, it’s roughly $9 million a quarter.

Gabe Poggi - FBR Capital Markets — Analyst

Okay. That works. And then was there any book value impact from the Taberna-Fortress transaction?

Jack Salmon - RAIT Financial Trust — CFO

Well, the transaction just closed last week. We would expect to report a gain from the transaction, which will be disclosed in the quarter 10-Q filing next week.

Gabe Poggi - FBR Capital Markets — Analyst

Okay. And then on the second portfolio, the REO portfolio, the real estate owned, when do you guys expect — you said you’re going to make progress in getting that up to a level that — sustainable level. When do you think you can get to that break-even level? Or when do you think that you’ll get stability there? Do you have a timeline? Obviously, it’s a grind in CRE, but just kind of internally, what are you guys hoping, projecting for on that portfolio?

Scott Schaeffer - RAIT Financial Trust — CEO

Well, the portfolio continues to perform better every quarter, Gabe. Jack reported that — and I’ll focus on the multifamily because it’s the largest —

Gabe Poggi - FBR Capital Markets — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO

— segment of that portfolio. But the same property, occupancy quarter over quarter increased I think a little in excess of 3%, and that trend is continuing into the second quarter. We’re constantly looking at it and considering our options on how to create value for RAIT and for RAIT CDOs through that portfolio.

And as far as it being at stabilization or getting to stabilization, many of the properties are stabilized. Some that we have taken over more recently are in the process of being stabilized; we’re working towards stabilization. So it’s really hard to say — discuss, I should say, the portfolio as a whole.

Gabe Poggi - FBR Capital Markets — Analyst

Got you. Okay. And then last question is — regarding the exchanges, is there a — it’s kind of a one-off question. Is there a time table when you’d like to get more of that done as compared to — I mean, obviously you have time. You’ve been successful in getting stuff done. And clearly, I assume, you’d like to get all of that recourse debt off the books. But is there a time period where you’d be more aggressive — are you going to be more aggressive in 2010, relatively speaking?

Scott Schaeffer - RAIT Financial Trust — CEO

Well, again, it’s not just up to us. The convert holders have to want to either accept the payment or exchange offered, and we’re looking at it opportunistically for the Company. We’re considering our cash position. We’re considering our stock price, if it’s an equity exchange.

Gabe Poggi - FBR Capital Markets — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO

And of course, we’d like to have it all gone.

Gabe Poggi - FBR Capital Markets — Analyst

Sure.

Scott Schaeffer - RAIT Financial Trust — CEO

Over the last year, I think we have reduced it from an excess of $400 million down to about $190 million.

Gabe Poggi - FBR Capital Markets — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO

We’ve made great progress, and we expect to make more progress for the remainder of the year.

Gabe Poggi - FBR Capital Markets — Analyst

Great. Thanks a lot, guys.

Jack Salmon - RAIT Financial Trust — CFO

Thanks, Gabe.

Operator

There are no other questions at this time. This concludes today’s question-and-answer session. Mr. Scott Schaeffer, please proceed with closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Well, thank you for joining us this morning, and we look forward to speaking with you again when we report our second quarter results. Thanks.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a good day.